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ACQUISITION AGREEMENT made as of December 18, 1999, by and among TELTRAN
INTERNATIONAL GROUP, LTD., a Delaware Corporation ("Teltran") and INTERNET PROTOCOLS LIMITED (the "Acquired Company") and the Shareholders of the Acquired Company executing this Agreement (the "Shareholders").

                                  INTRODUCTION

WHEREAS, Teltran is a corporation which is engaged in the telecommunication and internet business;

WHEREAS, the Acquired Company is engaged in the internet business;

WHEREAS, the Shareholders own all the issued and outstanding ordinary shares one pence each in the capital of the Acquired Company (the "Acquired Company Shares");

WHEREAS, Teltran desires to acquire (the "Acquisition") a 100% interest in the Acquired Company pursuant to which (i) Teltran will acquire all of the outstanding Acquired Company Shares from the Shareholders in exchange for an indeterminate number of shares of Teltran's common stock ("Teltran Shares") and
(ii) an additional number of shares ("New Shares") to be issued by the Acquired Company to Teltran for cash with the result that Teltran will own all of the Acquired Company Shares;

WHEREAS, the Shareholders desire to effect the aforesaid transaction;

WHEREAS, the parties intend by executing this Agreement, to adopt a tax free transaction to the extent available under law.

NOW, THEREFORE, in consideration of the premises, the parties hereto do mutually agree as follows:

                                    ARTICLE I

                        DEFINITIONS, DISCLOSURE SCHEDULE

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings indicated below:

         "Affiliate Indebtedness" shall refer to indebtedness due to Shareholders or entities or persons related or controlled by them as set forth in Exhibit C as provided for hereinafter.

         "Balance Sheet" shall refer to the latest balance sheet of the Acquired Company delivered to Teltran pursuant to Section 4.12.

         "Balance Sheet Date" with respect to Acquired Company shall refer to the date of the latest Balance Sheet.



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         "Consents" shall refer to the consents or approval of any third party including any governmental agency or registered securities association or stock exchange required in connection with the Transactions including, but not limited to, any consent required in connection with the transfer of the Acquired Company Shares or resulting from a change in beneficial ownership of the Acquired Company required by or necessary to prevent any termination of a Material Contract referred to in Section 4.8 all of which are listed in the Acquired Company Disclosure Schedule.

         "Contract" shall mean any agreement, contract, license, indenture, lease, mortgage, plan, arrangement, commitment or instrument including any note or other debt instrument (whether written or oral to the extent any of the foregoing represent a binding obligation of a party).

         "Enforceability Exceptions" shall mean the extent to which enforceability of an obligation may be limited by applicable bankruptcy, insolvency, re-organization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

         "Escrow Agent" shall refer to a escrow agent designated by Shareholders to hold the Teltran Shares (pursuant to the "Escrow Agreement").

         "Escrow Agreement" shall refer to escrow agreement in the form of Exhibit A between and among Teltran, the Shareholders and Escrow Agent to hold a portion of the Teltran Shares from the closing of the Acquisition until the later of December 31, 2001 or the resolution of all indemnity claims as hereinafter provided.

         "GAAP" shall refer to generally accepted accounting principles as applicable in the United States or the United Kingdom as the case may be.

         "Investment Banker" shall mean a broker-dealer, bank or other financial institution which (i) in the sole judgment of the party selecting such firm, has experience in valuing companies substantially similar to the Acquired Company and (ii) has no ongoing business relationship with a party and is not affiliated or related to any party.

         "Investment Banker Valuation" shall refer to the valuation of the Acquired Company determined in accordance with procedures set forth in paragraph 2.6 hereof

         "Knowledge" shall mean with respect to a party's awareness of the presence or absence of a fact, event or condition (a) actual knowledge plus, if different, (b) the knowledge that would be obtained if such party conducted itself faithfully and exercised a sound discretion in the management of his own affairs. Save in respect of representations and warranties given individually by a Shareholder, the knowledge of any party making a representation for warranties hereunder shall be attributable to all other parties making such representations for warranties and knowledge of the Acquired Company shall mean the knowledge of the Management Shareholders.


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         "Laws" shall mean all laws, common laws, rules, regulations, ordinances, codes, judgments, injunctions, orders, decrees, permits, published policies and other requirements of the United States or United Kingdom and other jurisdictions to which Teltran and an Acquired Company, as applicable, are subject, including all foreign and local governments and all agencies and instrumentalities thereof, including any administrative agencies or administrative body created by any such government.

         "Liabilities" shall mean any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement including the notes thereto.

         "Lien" means any mortgage, pledge, lien, encumbrance, charge, adverse claim or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any third party option or other agreement to sell and any filing of or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).

         "Management Shareholders" shall refer to Roger Pellew, David Scanlan, Sol Alan Saad, Nicholas Le Seelleur and James Muschette.

         "Market Price" when referring to the Teltran shares on any particular date shall be the average closing price on the electronic bulletin board, NASDAQ market or stock exchange constituting the primary United States trading market for the Teltran Shares as hereinafter defined over the fifteen preceding trading days immediately prior to any such date.

         "Material Adverse Effect" or "Material Adverse Change" with respect to a party means a change which would in the aggregate have material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or future business or financial condition on a consolidated or combined basis of such party.

         "Other Shareholders" shall refer to Shareholders other than the Management Shareholders.

         "Percentage Ownership" shall refer to the percent of Acquired Company Shares owned by a Shareholder as of the date of Closing without giving effect to New Shares to be issued at Closing by the Acquired Company to Teltran.

         "Person" shall mean any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, estate, unincorporated organization or governmental entity.


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         "Recognized Criteria" shall refer to valuation methods utilized to value internet companies including but not limited to the (A) "top-down" or Discounted P/E approach; (B) discounted cash flow and
         (C) the Comparable Company Analysis and such other additional methods as the parties may agree upon after good faith negotiations.

         "Returns" shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes required by any Law to be filed with any tax authority.

         "Subsequent Delivery Date" shall refer the latter of the tenth business day after completion of the Investment Banker Valuation or December 20, 2001.

         "Subsidiary" shall refer to any corporation or other entities in which a Person has a majority interest or which is otherwise controlled by such Person.

         "Taxation Authority" shall means any taxing or other authority, whether of the United Kingdom of elsewhere, competent to impose any liability to Taxation

         "Taxation" shall mean:

         1. All taxes, duties, charges, levies, deductions or withholdings wherever imposed and whether of the United Kingdom or elsewhere including without limitation income tax, (including income tax required to be deducted or withheld from or accounted for in respect of any payment) capital gains tax, inheritance tax, corporation tax, advance corporation tax, liabilities in respect of the Pay As You Earn system, any charge to tax arising pursuant to section 419 Income and Corporation Taxes Act 1988, stamp duty, stamp duty reserve tax, value added tax, customs duties, excise duties, other import duties, withholding tax, national insurance, social security and other similar contributions;

         2. Any interest penalty, fine and surcharge related to or arising in connection with any of the matters specified in the preceding sub-paragraph.

         "Teltran Share Value" shall equal the greater of the Market Price on the last trading day immediately prior to the date upon which the determination is to be made provided that Market Price at closing shall not be less than $6.00 per share.

         "Transactions" shall mean, in respect of any party, all transactions set forth in or contemplated by this Agreement that involve, relate to or affect such party, including, without limitation, the Acquisition.


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                                   ARTICLE II

                             THE INITIAL ACQUISITION


2.1      The Acquisition. On the "Closing Date" as provided in paragraph 2.3:-

         (i) the Acquired Company shall issue twenty one thousand three hundred forty eight (21,348) Acquired Company Shares ("New Shares") for (pound)1,900,000 to be paid as follows:

                  (A) by applying the advance previously made by Teltran to the Acquired Company of (pound)108,000 in partial satisfaction of such payment of (pound)1,900,000; and;

                  (B)      (pound)500,000 as the Closing; and

                  (C)      (pound)500,000 on February 15, 2000; and

                  (D)      the balance of (pound)792,000 on August 15, 2000;

         (ii) the Shareholders shall exchange an aggregate of one hundred thousand (100,000) Acquired Company Shares for 1,481,556 Teltran Shares ("Initial Shares") having an aggregate Teltran Share Value of(pound)8,900,000 and additional contingent
                  consideration as set forth in paragraph 2.6 hereof.   Teltran
                  and the Acquired Company shall execute a subscription document as may be customary under the Law of the United Kingdom to evidence the purchase of Acquired Company Shares from the Acquired Company as set forth above. Such subscription shall contain such terms as may be usual in the circumstances provided that the terms shall be consistent with the terms and conditions of this Agreement.

         Each Shareholder shall be entitled to his or its Percentage Ownership of such Teltran Shares. At the Closing, Teltran shall deliver to each of the Shareholders 50% of the Teltran Shares each Shareholder is entitled to receive with the balance of the Teltran Shares to be determined at closing to be held pursuant to the Escrow Agreement. Except for (i) the provisions of the Escrow Agreement and this Agreement and (ii) restrictions under United States securities law, the Shares shall be issued free and clear of all liens encumbrance or claims of third parties.

         Each of the Shareholders waives all right of pre-emption or any other rights (however obtained) as regards any and all issuance of or transfer in respect of the Acquired Company Shares (whether hereby or in any prior transaction).

2.2 Delivery of Teltran Shares. In addition to the restrictions herein, all of the Teltran Shares to delivered pursuant to the Agreement shall be unregistered under United States securities laws and may not be sold except in accordance with United States securities laws. Certificates for Teltran Shares shall contain a restrictive legend and a stop order shall be placed against their transfer, No fractional shares shall be issued.


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2.3      Closing. The closing of the Acquisition contemplated hereby (the
         "Closing") shall be held simultaneously upon execution hereby. The date upon which such Closing shall Occur shall be referred to as the "Closing Date."

2.4 Disclosure Schedules. The parties have delivered a disclosure schedules to each other. The "Acquired Company Disclosure Schedule" relates to the Shareholders and the Acquired Company while the "Teltran Disclosure Schedule" relates to Teltran. The Teltran Disclosure Schedule and the Acquired Company Disclosure Schedule shall be referred to as the "Disclosure Schedules". The Disclosure Schedules shall set forth the matters required or permitted to be set forth therein as described elsewhere in this Agreement and shall be deemed to be part of this Agreement. The Acquired Company and the Shareholders jointly and severally represent and warrant the truth and accuracy in all material respects of the Acquired Company Disclosure Schedule and Teltran represents the truth and accuracy of the Teltran Disclosure Schedule in all material respects.

2.5 Teltran Subsidiary. At any time, Teltran may designate a wholly owned subsidiary (the "Subsidiary") to acquire or own the Acquired Company Shares. Unless otherwise indicated by the context, references herein to Teltran shall include the Subsidiary. Teltran shall remain primarily liable, however, for all obligations herein.

2.6      Contingent Purchase Price-Subsequent Deliveries.

         (a) As of November 1, 2000 the parties shall cause the value of the Acquired Company to be determined by independent Investment Bankers utilizing recognized Criteria of Value.

         (b) The Shareholders, acting through their Shareholder Representative, and Teltran shall each on or prior to October 20, 2000 appoint an Investment Banker to value the Acquired Company as of November 1, 2000 ("Valuation Date"). Each Investment Banker shall submit to Teltran and Shareholders on or prior to November 20, 2000 a written determination of the value of the Acquired Company on such date setting forth therein the basis of such determination. If the difference between the two valuations is less than 20% of the lower valuation then an average of such valuations shall control and shall be deemed the value. If the difference between the two valuation is greater than 20% of lower Valuation and the Investment Bankers appointed by the parties are unable to reconcile their differences by November 30, 2000 then both parties (or such appointed Investment Bankers, subject to the consent of the parties which will not be unreasonably withheld) shall appoint a mutually agreeable third party Investment Banker by December 7, 2000. Such third party Investment Banker shall determine the value of the Acquired Company and shall submit a written determination to Teltran and Shareholders setting forth the basis of its determination.

                  If the determination of such third Investment Banker is either more than 20% greater than the higher of the two valuations or more than 20% lower than the lower of the two valuations, then three Investment Bankers shall be required to


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                  confer and determine an agreed upon valuation (and if they do so within 14 days of the commencement of such conferring such agreed valuation shall be final and conclusive). In all other instances, the valuation shall be the average of the three valuations.

                  Teltran shall reimburse the costs of the Shareholders in connection with the valuations hereunder up to a maximum of $15,000.

                  The failure of any party to appoint an investment banker shall operate as a forfeiture of such party's right with respect thereto and the determination of the other Investment Banker shall control and be conclusive.

         (c) Teltran, after execution of a confidentiality agreement, shall cause the Acquired Company to give any Investment Banker appointed pursuant to this Section 2.6 such written available information as such Investment Banker may request which information shall be true and correct. Teltran will give such Investment Bankers and their representatives reasonable access during business hours to the Acquired Company's book and records. In determining value of the Acquired Company the Investment Banker shall not increase or decrease the Value of the Acquired Company for force major and extraordinary circumstances or for any event for which is the subject of a payment claim for indemnity.

         (d)      (i)      Each of the Shareholders shall receive additional
                           consideration ("Contingent Consideration") for the
                           Acquisition equal to their Percentage Ownership of the excess of the value of the Acquired Company as determined pursuant to paragraph 2.6(b) ("the Final
                           Value") over (pound)10,800,000 payable either in cash or in Teltran Shares valued at the Teltran Share
                           Value as at November 1, 2000 or a combination thereof at the option of Teltran.

                  (ii) If the Final Value is less than (pound)10,800,000 then, the Shareholders shall be obliged to pay to Teltran in cash their Percentage Ownership of the amount of the shortfall calculated as follows ("the Adjusted Shortfall"):

                 Adjusted Shortfall=     [Final Value]       x(pound)8.9 million
                                      --------------------
                                      (pound) 10.8 million

                           Provided always that the amount of the Adjusted Shortfall shall in no circumstances exceed (pound)2,225,000. Any such payment shall first be satisfied by the sale of Teltran Shares held under the Escrow Agreement and the payment of the proceeds of such sale to Teltran but in the event that the Teltran Share Value at the date of determination of the Final Value is less that $9.683, then the Adjusted Shortfall shall be satisfied by delivery to Teltran of such number of Teltran Shares as shall have an aggregate Teltran Share Value at Closing equal to the Adjusted Shortfall.


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         (e)      Oil the Subsequent Delivery Date Teltran shall deliver to each
                  Shareholder such Shareholder's Percentage Ownership of such Contingent Consideration and Teltran Shares held in escrow less shares to be retained as follows:

                  (i) The balance of the Initial Shares and Contingent Consideration held by the Escrow Agent shall be delivered to the Shareholders according to their respective entitlements less cash or such number of Teltran Shares having Teltran Share Value at the Closing Date or Valuation Dates as the case may be equal to the sum of (A) a reasonable estimate of the maximum likely amount of any pending claim made by Teltran for indemnity under Article X hereof plus (B) (pound)450,000 all of which shall continue to be held by the Escrow Agent.

                  (ii) Where the assets held by the Escrow Agent under the Escrow Agreement ("the Escrow Fund") comprise cash and Teltran Shares, then all cash shall first be released from the Escrow Fund. Where any Teltran Shares are retained in the Escrow Fund pursuant to
                           Section 6(e)(B), then such retention shall first be satisfied to the extent possible by any Teltran Shares issued as Contingent Consideration.

(iii) Where any assets are retained in the Escrow Fund pursuant to Section 6(e)(A) and any claim for which a retention has been so made is finally agreed or determined with any Shareholder or withdrawn by Teltran, the amount (or value of shares) so retained, to the extent it exceeds the amount payable (if any) to Teltran in respect of that claim shall be released to that Shareholder.

(iv) If for any reason any claim for indemnity made against a Shareholder for a breach of an individual representation or warranty is satisfied from the Escrow Fund, that Shareholder shall be liable to replace the assets so removed from the Escrow Fund to satisfy such claim.

(v) If for any reason, any Teltran Shares may not be sold to satisfy an indemnity claim or payment of an Adjusted Shortfall against or by any Shareholder within 3 months after the later of the Subsequent Delivery Date and the date of final determination of such claim, then Teltran Shares having a Teltran Share Value at the Closing equal to the amount of such claim (or the amount of the Adjusted Shortfall) due but not paid shall be returned to Teltran from the assets of that Shareholder in the Escrow Fund (or otherwise from that Shareholder).

(vi) Notwithstanding the foregoing provisions of this Section 2.6, if Teltran sells all or a majority of the shares in, or substantially all the assets of, the Acquired Company prior to November 2000 (other than to an affiliated party), then the Final Value shall not in any event be less than the value of the Acquired Company at the date of such sale by reference to that sale price (as determined by the relevant Investment Bankers appointed under section 2.6, in case of dispute between the parties).


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         (vii)    If the Shareholder Representative objects to any claim for or the amount thereof in respect of which Teltran intends or may make any retention under Section 2.6 (c), Teltran shall produce to the Shareholder Representative an opinion by a UK barrister (acting as expert) selected and instructed by Teltran in good faith (who shall be not less than 8 years' call) to the effect that the amount of Teltran's claim is a reasonable estimate of the maximum likely amount of that claim. Once requested, such opinion shall be delivered to the Shareholder Representative prior to the date on which the sums are due to be released, unless the release of any sums held in Escrow is due to occur less than 21 days after the date of notice of the claim, in which case Teltran shall be entitled retain in Escrow a sum equal to their bona fide estimate of the value of the claim until it has obtained such an opinion within 21 days of the request therefor. Failure to obtain and deliver such opinion shall mean that Teltran shall not be entitled to make any such retention or shall release any amount already retained. The reasonable costs of obtaining such an opinion shall be added to the amount of the claim and, if Teltran recovers in respect of such cl aim in whole or in part, shall be satisfied by the Shareholders in accordance with the Agreement. Such opinion shall not be dispositive of any claim.

         (f) The amount of consideration retained pursuant to Section 2.6(e) shall be delivered to the Shareholders upon the resolution of all indemnity claims under Article X provided the adequacy of retention shall be reviewed every quarter commencing December 1, 2001 and to the extent the value retained exceeds the value of claims, such excess shall be delivered to the Shareholder.

2.7 Payment of Affiliate Indebtedness. At the Closing Teltran shall issue in the name of each person owed Affiliate Indebtedness additional Teltran Shares ("Debt Shares") as may have a Teltran Share Value at Closing equal to 150% of the Affiliate Indebtedness owed to such person (excluding any such debt to be repaid in cash at Closing as specified in Exhibit C). The Debt Shares shall be included in a registration statement filed with The Securities & Exchange Commission within one hundred twenty days (120) of the Closing and Teltran shall use all reasonable best efforts to have the registration statement declared effective. At the Closing each such creditor shall deliver a general release of the Affiliated Indebtedness as well as stock powers and transfer documents to the Acquired Company. The Debt Shares, stock powers and release shall be held pursuant to a separate escrow agreement ("Debt Shares Escrow Agreement"). Upon effectiveness of the Registration Statement, Debt Shares having a Teltran Share Value at that date equal to the Affiliate Indebtedness shall be delivered to the creditor, the balance of Debt Shares returned to Teltran and the release delivered to Teltran. If the Teltran Shares Value at that date is less than the aggregate Affiliate Indebtedness, then the entire amount of Debt Shares shall be delivered to the creditor and a release delivered for the amount of Affiliated Indebtedness equal to the Aggregate Teltran Share Value at that date. Unless the aggregate Teltran Share Value at that date of Debt Shares delivered increases to an amount equal to the Aggregate Affiliate Indebtedness prior thereto, the balance of Affiliated Indebtedness shall be paid out of cash flow of the Acquired Company. If the registration statement covering the Debt Shares is not declared effective by June 30, 2000 the Affiliated Indebtedness shall (if the creditor so elects) be paid out of cash flow of the Acquired Company and Debt


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         Shares allocated to him shall be returned to Teltran and cancelled.
         Teltran shall procure that (pound) 59,000 owed to the Management Shareholders (other than James Muschette) shall be repaid forthwith after the Closing by the Acquired Company.

2.8 Transfer of Entities. At the Closing all the shares of Common Stock in consideration Intothenet Organization Limited shall be transferred to [the Acquired Company] which has no assets or liabilities.

2.9 Shareholder Representative. The Shareholders have appointed Nicholas Le Seelleur to act as their representative ("Shareholder Representative"). Such appointment shall be deemed an irrevocable appointment of the Shareholders Representative to make all decisions and execute all documents on behalf of the Shareholders relating to the Transaction including the Acquisition and to initiate, waive or compromise any rights of Shareholders respecting the Transactions. Except as set forth in Schedule 2.7, the Shareholder Representative shall receive all notices on behalf of the Shareholders. Nothing herein shall prevent the Shareholders from nominating a substitute Shareholder Representative.

2.10 Exchange Rate. When a determination is to be made with respect to exchange rate of U.S. Dollars to Pound Sterling and visa versa such rate shall be based upon the fifteen(15) business day average of the London Spot Closing prices as quoted by Chase Bank prior to such date.

2.11 Release of Guarantees. Teltran shall use its best efforts to procure, as soon as practicable after Closing, the guarantees included in the Acquired Company Disclosure Schedule given by Ken Drury and the Number Portability Company Ltd. ("the Guarantors"), and pending such release, Teltran shall indemnify the Guarantors against all liabilities in connection therewith.

2.12 Satisfaction of Teltran Advances. Upon the Closing, the advances previously made by Teltran to the Acquired Company of (pound)108,000 shall be deemed satisfied and the guarantees and security arrangements between any (A) Shareholders and (B) Teltran shall be deemed terminated. Teltran shall receive in credit (pound)108,000 in respect of the payment of the purchase price of the New Shares.

                                  ARTICLE III

                               CLOSING DELIVERIES

3.1 Acquired Company and Shareholder's Closing Deliveries. At the Closing, in addition to documents referred to elsewhere herein, the Shareholders shall execute and deliver, or cause to be delivered from the Acquired Company or other third parties to Teltran:

         (1) Stock Certificates owned by the Shareholders representing all of Acquired Company Shares duly transferred to Teltran in accordance with applicable Law;

         (2) Minute books and corporate records of the Acquired Company and Intothenet.


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         (3)      Copies of all Consents;

         (4)      Opinion of Shareholder's Counsel referred to in paragraph 8;

         (5) Certified copy of Resolutions of Corporate Company Shareholders authorizing this transaction;

         (6)      Resignations of all officers and directors of the Acquired
                  Company;

         (7) Certified resolutions of the board of directors of the Acquired Company authorizing the transaction appointing nominees of Teltran as directors as well as the managing director and other officers of Acquired Company;

         (8) Delivery of certificates for Teltran Shares to be delivered at Closing with transfer documents to the Escrow Agreement to be held pursuant to the terms herein and the Escrow Agreement;

         (9) The Escrow Agreement executed by the Escrow Agent and each Shareholder.

         (10) Debt Shares Escrow Agreement executed by the Shareholders and the deposit of the shares and documents Release referred to in paragraph 2.7.

         (11) A Release to the Acquired Company of all debts, obligations and claims of Shareholders other than the Affiliated Debt.

         (12) Such other documents as Teltran or its counsel may reasonably request.

                  All such documents shall be reasonably satisfactory to Teltran and its counsel.

3.2 Closing Deliveries to the Acquired Company and Shareholders. At the Closing, in addition to documents referred to elsewhere, Teltran shall deliver to the Shareholders:

         (1) A certified check or wire transfer to the Acquired Company representing that portion of the purchase price to be paid at Closing for the new shares to be purchased directly from the Acquired Company. The balance less the amount of any advance made by Teltran to Acquired Company shall be paid in accordance with paragraph 2.1;

         (2) Certificates registered in the names of the Shareholders representing the Teltran Shares to be delivered at Closing in accordance with their Percentage Interest to be delivered in accordance with Paragraph 2.1 and 3.1(8).

         (3) Resolutions of the Board of Directors of Teltran approving the Acquisition;

         (4) Subscription Documentation as may be required to evidence Teltran's purchase of the new shares from the Acquired Company.


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         (5)      The Escrow Agreements referred to in paragraph 3.1(9) and 3.1
                  (10) executed by Teltran and the escrow agent thereto;

         (6) Such Other documents as the Acquired Company or Shareholders or their counsel may reasonably request, All such documents shall be satisfactory to Acquired Company and the Shareholders and their counsel.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

4 Except as set forth in the Acquired Company Disclosure Schedule in addition to any other representations or warranties, the Acquired Company and Shareholders jointly and severally make the following representations and warranties to Teltran on the date hereof and on the Closing Date with the knowledge and understanding that Teltran is relying materially upon such representations and warranties. Notwithstanding the foregoing, the representations made in paragraphs 4.3, 4.5, 4.6(a), 4.15 (in relation to Taxes for which a Shareholder is primarily liable), 4.18 and 4.24 shall be made individually to the extent such representation relates to such Shareholder's own personal position and circumstances.

4.1 Organization and Standing of Acquired Company. The Acquired Company is a corporation duly organized, validly existing and in good standing under the corporate laws of England and Wales. The Acquired Company has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each jurisdiction where such qualification is necessary except where the failure to qualify will not have a Material Adverse Effect. The copies of the Certification of Incorporation, Memorandum of Association and Articles of Association of Acquired Company as amended to date, and made available to Teltran, are true and complete copies of those documents as now in effect.

4.2 Capitalization. The authorized capital stock of the Acquired Company, is set forth in Schedule 4.2. The Acquired Company Shares to be exchanged hereunder constitutes all the issued and outstanding Shares of the Acquired Company except as Schedule 4.2, the shares of common stock of the Acquired Company that are issued and outstanding are duly authorized, validly issued and outstanding, fully paid and nonassessable (not subject to further charge), and were not issued in violation of the preemptive rights of any person. The Acquired Company Shares to be issued to Teltran have been duly authorized, validly issued fully paid, nonassessable not subject to any liens, claims, restrictions or third party, including any pre-emption rights. There are no outstanding (a) options, warrants or rights to purchase or subscribe for any equity securities, or other ownership interests of the Acquired Company, (b) obligations of the Acquired Company, whether absolute or contingent, to issue any shares of equity securities or other ownership interests, (c) debt or equity securities directly or indirectly convertible into any equity securities of the Acquired Company or (d) any shareholder agreements, options, rights of first refusal or other similar rights with respect to the capital stock of the Acquired Company to which the Acquired Company is a party.

4.3 Share Ownership. Each Shareholder represents that the Shareholder is the record and beneficial owner of the number of Acquired Company Shares listed in Schedule 4.3 free and clear of all liens and encumbrances and claims of any kind. Upon execution of this Agreement and deliveries at closing of the certificates for Acquired Company Shares and transfer of the Teltran Shares pursuant to the Acquisition, Teltran shall receive marketable title to such Acquired Company Shares free and clear of all Liens and encumbrances and claims of third parties. Moreover, no prior holder of Acquired Company Shares may assert any claim against the Acquired Company with respect to Acquired Company Shares transferred hereby or with respect to or arising out of any transaction under which any Shareholder acquired shares from any former shareholder.

4.4 Subsidiaries. The Acquired Company' does not own any Subsidiary nor does any Acquired Company have an interest in any other corporation, partnership, joint venture or other entity.

4.5 Investment Intent. Each of the Shareholders hereby represents, warrants and agrees that such Shareholder will be acquiring any Teltran Shares to be issued in connection with Initial Acquisition and Affiliated Indebtedness for investment, for its own account, and not with a view to the distribution of the Teltran Shares. In such connection, each Shareholder further represents and warrants that they understand that Teltran is issuing the Teltran Shares to such Shareholder in reliance upon an exemption from the registration requirements pursuant to
         Section 5 of the Securities Act of 1933, as amended (the "Act") and the rules and regulations thereunder. Each Shareholder agrees that the Teltran Shares may not be sold, transferred, pledged, hypothecated, assigned or otherwise disposed of by such Shareholder unless Teltran shall have been supplied with evidence satisfactory to it and its counsel that such transfer is not in violation of the Act. Furthermore, each Shareholder understands that the certificates for the Teltran Shares shall bear an appropriate restrictive legend to reflect the foregoing restrictions and that stop transfer instructions will be placed against the Teltran Shares with respect thereto. Each Shareholders consents to the placing of such legend on the certificates for the Teltran Shares.

4.6 Authority. (a) This Agreement constitutes, when executed and delivered by the Shareholders in accordance herewith, the valid and binding obligations of each of the Shareholders, enforceable in accordance with its respective terms, subject to the Enforceability Exceptions. (b) the Acquired Company has all the requisite corporate power and authority to execute and delivery and perform its obligations under this Agreement and all related transactions as provided hereunder and upon execution and delivery, the Agreement is a valid and binding agreement, enforceable in accordance with its respective terms subject to the Enforceability Exception.

4.7 Assets. The Acquired Company has good and marketable title to or lease or licenses to all of the assets and properties which it purports to own as reflected on the Acquired Company Balance Sheet or thereafter acquired or on Schedule 4.7 hereto. No material portion of the assets of the Acquired Company is subject to any lien or any governmental decree or other to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Acquired Company Shareholders' Knowledge, has any such condemnation, expropriation or taking been proposed. None of the material assets of the Acquired Company is subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof

4.8      Contracts. Schedule 4.8 consists of a true and complete list of all

         Contracts, to which the Acquired Company ("Material Contracts") is a party which requires payments or receipts in excess of (pound)10,000 per year or is not terminable by the Acquired Company on notice of thirty (30) days or less without penalty or the Acquired Company being liable for damages.

         Except as set forth on Schedule 4.8 (i) each Material Contract is in full force and effect and there is no default under any Material Contract either by the Acquired Company or, to the knowledge of the Shareholders and the Acquired Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Acquired Company or to the knowledge of the Acquired Company and Shareholders, any other party of which could result in termination of a Material Agreement or which alone or in the aggregate, would provide the basis for a claim against the Acquired Company in excess of (pound) 10,000;
         (ii) no party to any such Material Contract has given notice to the Acquired Company of or made a claim against the Acquired Company with respect to any breach or default thereunder; and (iii) neither the Acquired Company, nor any Shareholder has received any payment from any contracting party in connection with, or as an inducement for, entering into any contract, agreement, commitment or instrument with the Acquired Company except for payment for actual services rendered or to be rendered by the Acquired Company, consistent with amounts historically charged for such service.

         Such schedule also lists all pending executed heads of agreements or letters of intent. To the Knowledge of the Shareholders none of the heads of agreement have been canceled or terminated.

4.9 Litigation There is no claim, action, proceeding, or investigation pending or, to the Knowledge of the Shareholders or the Acquired Company, threatened against or affecting the Acquired Company before or by any court, arbitrator or governmental agency or authority which, in their reasonable judgment, could have a Material Adverse Effect on the Acquired Company. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against the Acquired Company and with respect to any action or claim covered by insurance, the Acquired Company has complied with all requirements of any such policy which are conditions to the defense and continued defense of such claim or action. Neither the Acquired Company nor any person for whose acts or defaults in the matter it may be contractually or vicariously liable is involved in any civil criminal or arbitration proceedings or reference of any dispute to any expert and to the knowledge, information or belief of the Shareholders no such proceeding is pending or threatened against the Acquired Company or any such person and there are no facts likely to give rise to such proceedings or reference.

4.10 Insurance. The Acquired Company has in force insurance policies, or renewals thereof, as identified and described in the Disclosure Schedule, reasonably adequate to cover the Assets and the business against loss, damage and liability and will maintain such insurance up to and including the Closing Date.

4.11 No Conflict. The execution and delivery of this Agreement by the Acquired Company and the Shareholders does not, and the consummation by the Acquired Company and the Shareholders of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or in an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Acquired Company under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-laws of the Acquired Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Acquired Company or any of its properties or assets, or (iii) except as set forth in Schedule 4.11, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Acquired Company is now a party or by which the Acquired Company or any of its or their properties or assets may be bound or affected, excluding from the foregoing clauses
         (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Material Adverse Effect.

4.12 Financial Statements. The Acquired Company and the Shareholders have delivered to Teltran true and complete copies of the Acquired Company's financial statements listed in Schedule 4.12. These financial statements (i) have been prepared from the books and records of the Acquired Company in accordance with UK GAAP consistently applied with prior periods, and (ii) are complete and correct and fairly reflect, in each case in all material respects, the financial condition and results of operations of the Acquired Company as of the dates and for the periods indicated thereon, and (iii) reflect all assets at the lower of their cost or net realizable value. The books and accounts of the Acquired Company have been maintained in all material respects in accordance with sound business practices, and to the Acquired Company Shareholders' Knowledge there have been no transactions involving the Acquired Company that properly should have been set forth therein in accordance with U.K. GAAP that have not been accurately so set forth. Since the Balance Sheet Date there has been no Material Adverse Change with respect to the Acquired Company.

 4.13     Compliance With Law.

         (a) The Acquired Company has complied and is presently complying, in all material respects, with all U.K. Laws, including, without limitation, all applicable laws regulating the business of providing products and services to internet service users and the Shareholders know of no pending or anticipated changes to such Laws that could cause The Acquired Company's current business practices to fall out of compliance with such Laws. The Shareholders do not know of any claim by any party that the Acquired Company is in violation in any material respect of any such Laws with respect to its operations or that the actions of any third party has caused the Company to be in such violation and no notice in that regard has been received by the Acquired Company.

         (b) The Acquired Company has all material UK governmental licenses, permits, consents, authorizations and approvals necessary for the conduct of its business as currently conducted ("Government Licenses and Permits"). Schedule 4.13 includes a list of all Government Licenses and Permits and such Government Licenses and Permits are attached thereto. All Government Licenses and Permits are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or, to their knowledge, threatened. Herewith the Shareholders in the Acquired Company still know of no action, omission or policy which could form a reasonable basis for the loss of any such Government License or Permit. The Acquired Company is not in breach of the terms or conditions of such licenses and there are no pending or threatened proceedings which might in any way affect such licenses and consents.

         (c) The Acquired Company is not and will not be liable for any damages, awards, penalties, costs, expenses or losses for failure to register under the Data Protection Act.

4.14 Employee. There is no and there has never been any employee of the Acquired Company and there is no and there has never been any claim or demand by any employee and the Acquired Company is not and will not be liable for any Taxation in respect of any employee for any period prior to Closing whether such Taxation is due and/or payable on the date hereof or becomes due and/or payable in the future.

4.15 Taxes. Except as set forth on Schedule 4.15 the representations and warranties set forth in Exhibit B are true and correct.

4.16 Non Governmental Consents. Except with respect to the Consents listed in Schedule 4.16 no consent of any third party is required by the Acquired Company pursuant to any Material Contract or by any non governmental third party to preserve any material right of the Acquired Company upon the Acquisition.

4.17 Liabilities. The Acquired Company does not have any material Liabilities other than (i) Liabilities fully and adequately reflected or reserved against on the Balance Sheet, (ii) Liabilities incurred since the Balance Sheet Date in the ordinary course of the business of the Acquired Company or to be incurred in connection with this Transaction or (iii) Liabilities otherwise disclosed in this Agreement, including the Acquired Company Disclosure Schedule.

4.18 Governmental Approvals for Transactions. Except with respect to any Consents listed in Schedule 4.18 no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by the Acquired Company or Shareholders in the United Kingdom with any governmental authority, domestic or foreign, federal, state or local, is required in connection with the Acquired Company's execution, delivery and performance of this Agreement and consummation of the Transaction.

4.19 Intellectual Property. Schedule 4.19 sets forth a complete and correct list and summary description of all trademarks, trade names, service marks, service names, brand names, know-how, copyrights, design, design rights and patents, and all other intellectual property rights whatsoever ("Intellectual Property") registrations thereof and applications therefore, applicable to or used in the business of the Acquired Company. To the best of the knowledge and belief of the Shareholders and the Acquired Company, the Company owns or has the right or licence to Intellectual Property necessary for the conduct of its business as set forth in the Material Contracts and Heads of Agreement under Schedule 4.8. A complete list of all licenses granted by or to such entities with respect to any of the foregoing is set forth as a Material Contract as Schedule 4.8. Except as otherwise set forth in Schedule 4.19 all Intellectual Property is owned by the Acquired Company as applicable, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. The Acquired Company is currently not in receipt of any notice of any violation or infringements of, and is not knowingly violating or infringing, the rights of others with respect to Intellectual Property.

4.20 Accounts Receivable. Except as set forth in Schedule 4.20, all of the accounts receivable of the Acquired Company included in the Balance Sheet or otherwise reflect actual transactions, have arisen in the ordinary course of business, to the knowledge of the Acquired Company and Shareholders, (i) be subject to offset or deduction or other defense and, (ii) except as reserved in the Balance Sheet or set forth in 4.20 will be paid at the aggregate recorded amounts thereof net of any reserves established in a manner consistent with past practices or as reflected in the Balance Sheets. None of the accounts receivable of the Acquired Company have been the subject of any factoring by the Acquired Company and the Acquired Company is not entitled to the benefit of any accounts receivable otherwise than as the original creditor.

4.21 Real Property-Leases. Schedule 4.21 contains a list of all real property leases, licenses and personal property leases under which the Acquired Company is the lessee or licensee ("Leased Property") together with (i) the location and nature of each of the Leased Properties (including a legal description of all leased real property); (ii) the termination date of each such lease or license; (iii) the name of the lessor or licensor; and (iv) all rental and other payments made or required to be made. All such leases and licenses are valid subsisting and in full force and effect in accordance with their respective terms, and there is not under any Leased Property lease or license, any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default). True and complete copies of all Leased Property and licenses listed in Schedule
         4.21 have been delivered to Teltran heretofore as well as any copies of title reports, surveys or environmental reports or audits relating to any leased property. Except as set forth in Schedule 4.21 no such lease or license will require the consent of the lessor or licensor to or as a result of the consummation of the Transactions. Any such lease or license shall be deemed a Material Contract and the representations set forth in paragraph 4.8 shall apply. Except for the aforesaid leases and licenses the Acquired Company has no interest in real property.

4.22 Condition of Assets. All personal property used by the Acquired Company (whether owned or held pursuant to leases) is to the knowledge of the Shareholders and Acquired Company in good operating condition and repair, subject only to ordinary wear and tear, has been operated, serviced and maintained properly within the recommendation and requirements of the manufacturer thereof (if any) or in accordance with UK industry practice as necessary to maintain it in operation and is suitable and appropriate for the use thereof made and proposed to be made by the Acquired Company in its business operations. The personal property pursuant to Schedule 4.22 comprises all of the personal property used or capable of being used in, or necessary for the conduct of the Acquired Company's business as presently conducted by it and as contemplated pursuant to the Material Contract and the Heads of Agreement with customers and prospective customers.

         The Acquired Company has obtained manufacturer's warranties with respect to such property and the Acquired Company has complied with all material respects thereof and the manufacturer has not given any notice that the Acquired Company has not complied with the terms of such warranties.

4.23 No Foreseeable Adverse Changes. Except as set forth in Schedule 4.23 the Acquired Company and the Shareholders do not know of any development including trends or changes in technology or industry practice which would effect its business as presently conducted or contemplated to be conducted by it or otherwise adversely effect the business plan. Moreover, they know of no reasons why any customers of or suppliers to or key executive of the Acquired Company will terminate or substantially diminish any relationship with the Acquired Company.

4.24 Related Transactions. Schedule 4.24 lists all agreements, arrangements or transactions involving or relating to any Shareholder, officer, director of the Acquired Company or their affiliates on the one hand and the Acquired Company in connection therewith. Save as so disclosed, there is not outstanding:

         (a) any loan, guarantee or indemnity given by the Acquired Company in favor of any Shareholder, any past or present director of the Acquired Company or any person who is connected with any Shareholder or any such director (each an "Insider") or in favor of any other person in respect of any liability of any Insider;


         (b) any loan, guarantee or indemnity given by any Insider in favor of the Acquired Company or in favor of any other person in respect of any liability of the Acquired Company; or

         (c) any other contract to which the Acquired Company is or was a party and in which any Insider is or was interested in any way whatsoever;

         No Shareholder (nor any company owned or controlled by him, whether alone or with any persons connected with him) has any interest, direct or indirect, in any trade or business which competes or is likely to compete the Acquired Company's business.

4.25     IntotheNet Organisation Limited has no assets or liabilities.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF TELTRAN

5 Except as set forth in the Teltran Disclosure Schedule, Teltran represents and warrants to, and agrees with, the Shareholders as follows as of the date hereof and the Closing Date with the knowledge and understanding that Shareholders are relying materially upon such representations and warranties:

5.1 Organization and Standing of Teltran. Teltran is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each state where such qualification is necessary except where the failure to qualify will not have a Material Adverse Effect. The copies of the Articles of Incorporation and By-laws of Teltran and delivered to the Shareholders, are true and complete copies of those documents as now in effect.

5.2 Documents. Teltran has delivered a copy of its Form 10 SB and Form 10-Q for the quarter ending September 30, 1999 and its Amended SB-2 all as filed with the United States Securities and Exchange Commission in November 1999. The aforesaid filed documents are true and correct in all material respects at the time they were filed and there has been no Material Adverse Change since the filing of such documents.

5.3 Governmental Approval; Consents. No authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Teltran with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with Teltran's execution, delivery and performance of this Agreement and consummation of the transaction. No Consents of any other parties are required to be received by or on the part of Teltran to enable Teltran to enter into and carry out this Agreement.

5.4 Authority,. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by Teltran in accordance herewith, the valid and binding obligations of Teltran enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.

5.5 Accuracy of Representations. None of the representations or warranties contained in this Agreement, including the Teltran Disclosure Schedule, contains, or will contain at the Closing Date, any false or misleading statement, or omits, or will omit at the Closing Date, any fact or statement necessary to make the other statements or facts set forth herein or therein not false or misleading.

                                   ARTICLE V1

                                  NO PROVISION


                                   ARTICLE V11

                                  NO PROVISION


                                  ARTICLE VIII

                                  NO PROVISION


                                   ARTICLE IX

                                  NO PROVISION


                                    ARTICLE X

                                    INDEMNITY

10.1 Indemnity. The Shareholders shall indemnify, defend, and hold Teltran harmless from and against any and all losses, costs, liabilities, damages, and expenses (including reasonable legal and other expenses incident thereto) of every kind, nature, and description, including any unassumed liabilities, and any undisclosed liabilities (collectively "Losses") resulting from or arising out of (i) the breach of any representation or warranty of the Acquired Company or Shareholders set forth in this Agreement (including the exhibits hereto) including a failure to disclose any liability as required therein or in any certificate or schedule, or other instrument delivered to Teltran pursuant hereto; or (ii) the breach of any of the covenants of Shareholders contained in this Agreement.

10.2 Claims Procedure. Should any claim covered by Section 10.1 be asserted against a party entitled to indemnification under this Article X (the "Indemnitee") or the Acquired Company, the Indemnitee shall promptly notify the party obligated to make indemnification (the "Indemnitor"), provided that any delay or failure in notifying the Indemnitor shall not affect the Indemnitor's liability under this Article X if such delay or failure was not prejudicial to the Indemnitor. The Indemnitor upon receipt of such notice shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee and the Indemnitee shall extend reasonable cooperation to the Indemnitor in connection with such defense. No settlement of any such claim shall be made without the consent of the Indemnitor, such consent not to be unreasonably withheld, nor shall any such settlement be made by the Indemnitor which does not provide for the absolute, complete, and unconditional release of the Indemnitee from such claim. In the event that the Indemnitor shall fall, within a reasonable time, to defend a claim, the Indemnitee shall have the right, to assume the defense thereof without prejudice to its rights to indemnification hereunder.

 10.3 Payment-Set Off. No Teltran Shares shall be delivered out of Escrow until all claims have been settled. If the Shareholders disputes the payment of any amount claimed hereunder in writing within fifteen (15) days after demand the parties shall promptly proceed to resolve such dispute. In the event any dispute herein is litigated, the losing party shall bear all costs of litigation including reasonable attorneys' fees, and costs of experts. Interest on any improperly withheld amount by either party shall accrue at prime rate.

          If Teltran has any claim which is finally determined (whether by agreement or a final nonappealable order of a court of competent jurisdiction) against the Shareholders (whether individually or collectively) under the Agreement entitling it indemnity in satisfaction of such claim, then such claim should first be paid out of the assets held by the Escrow Agent in or towards satisfaction of such claim the Escrow Agent shall first pay any cash entitlement of such Shareholder held by the Escrow Agent to Teltran and, if the claim is not thereby satisfied in full it shall sell on the open market sufficient number of such Shareholder or Shareholders' entitlement to Teltran Shares as is required to satisfy such claim and shall upon receipt of the proceeds thereof apply them in or towards satisfaction of such claim.

  10.4    Limitations.

          (a) There shall be no claim for Indemnity until the amount of such claims exceeds $50,000 and no isolated claim shall be made for an amount of (pound)3,000 or less (unless such claim is related to other claims).

          (b) If any proceeds of Teltran Shares are to be utilized in satisfaction of an indemnity claim, the Teltran Shares will be sold on pro-rata basis.

          (c) The liability of Other Shareholders shall be limited to the then Teltran Shares or other consideration retained in escrow including any proceeds of sale.

          (d) The liability of the Management Shareholders shall be limited to the value of consideration received by them.

          (e) Notwithstanding the foregoing there shall be no limitation with respect to the warranties made herein relating to taxes, capitalization or with respect to the individual Share ownership and authority to enter into the transaction.

          (f) Each Shareholder shall only be liable for his Percentage Ownership of the amount of any claim for Indemnity for breach of any warranty or representation in this Agreement (save in respect of those given individually) where that Shareholder (and no other Shareholder) shall be responsible for the whole amount of the liability.

          (g) No claim shall be capable of being made against the Shareholders under this Agreement unless written notice thereof (specifying so far as practicable all material details, to the extent available, of the breach or other event to which the claim shall relate and Teltran's bona fide estimate of the amount claimed) shall have been given to the Shareholders not later than the second anniversary of

                  Completion. Teltran shall provide to the Shareholders details of any such claim or potential claim as soon as it becomes aware that It may have a claim but a breach of this obligation shall have no effect unless the Shareholders are adversely affected.

         (h) No liability shall attach to the Shareholders in respect of a claim under this Agreement to the extent that the liability giving rise to such claim would have been insured had Teltran arranged insurance cover with effect from Closing which would be equivalent to the policies currently in force in respect of tile Acquired Company;

         (i) In assessing the amount of any claim under this Agreement there shall be taken into account any benefit to Teltran or the Acquired Company as a consequence of the relevant breach.

        (j) In the event that Teltran or the Acquired Company is entitled to recover from a third party, including insurers, (whether by payment, discount, credit, relief or otherwise howsoever) any sum in relation to any loss, liability or damage which is the subject of a claim under this Agreement, Teltran shall (or shall procure that the Acquired Group Company shall):

                  (i) notify the Shareholders as soon as reasonably practicable and provide such information and assistance as they may reasonably require, including making available all relevant books and documents, relating to such entitlement or claim and the action taken or proposed to be taken by Teltran or the Acquired Company in respect of it;

                  (ii) subject to the Shareholders assuming responsibility for and paying all costs and liabilities incurred by Teltran or the Acquired Company, allow the Shareholders conduct of any such claim and take such reasonable steps or proceedings as the Shareholders may reasonably require and shall keep the Shareholders promptly informed of the progress of any such steps, proceedings or actions and shall not settle or compromise any such claim or make any admission of liability without the prior consent of the Shareholders.

          (k) The amount of any claim shall be reduced by the proceeds received by Teltran or Acquired Company with respect to such specific claims pursuant to any insurance policy or any recovery or payment from any other independent third party.

 10.5 Brokers' Fees. Teltran and the Acquired Company and Shareholders shall save and hold the other harmless from any claims made against the other on account of their acts or alleged acts from any person for any other agent's, broker's or finder's fee or commission incurred in connection with the Transactions. The provisions of paragraph 10.5 shall apply to any claim within the scope of the preceding sentence.

                                   ARTICLE XI

                              POST CLOSING MATTERS

   11.1 Post Closing Operation. Teltran through November 1, 2000 shall cause the Acquired Company to

            (i) to continue operations of the Acquired Company consistent with the development plans of the Acquired Company as evidenced by reference to the attached expenditure schedule and in accordance with reasonable business judgement provided nothing herein shall require Teltran to finance the operations of the Acquired Company (in excess of the (pound)1.9 million share subscription monies) or shall prevent Teltran or the Acquired Company from effecting changes in the Acquired Company's operations (including changes in expenditures) if revenues, cash flow and losses or net income of the Acquired Company in its reasonable judgement warrant a change;

            (ii)    maintain separate books and records of the Acquired
                    Company; and

            (iii) not change accounting policy in a manner which would adversely effect Value and ensure that accounting policies are in accordance with UK GAAP;

            (iv) only enter into transactions with affiliates on terms and conditions as may be fair. A determination of an independent Investment Banker of fairness shall be conclusive. Notwithstanding the foregoing, nothing shall prevent Teltran from its U.K. operations with IPL and or charging a nominal amount for services as accounting services.

           Notwithstanding the above, Teltran may cause the Acquired Company to make acquisitions or issue shares in connection therewith provided that the business of the Acquired Company shall continue to be operated separately in accordance with the above and the value of the Acquired Company to be determined in accordance with paragraph 2.6 shall not be effected whether adversely or beneficially.

   11.2 Right to Rescind. If prior to March 31, 2001 Teltran files any type of bankruptcy petition under the U.S. Bankruptcy Law or if a petition is filed against it, and any such petition is not dismissed within 60 days the Shareholders have a right to elect within such time to rescind their sale hereby returning all the Teltran Shares or other consideration in exchange for all the Acquired Company Shares exchanged hereby plus the repayment of the initial cash payment to the Acquired Company.

                                  ARTICLE XII

                                 MISCELLANEOUS

 12.1 Franchises. Except as otherwise provided herein, the Acquired Company, the Shareholders and Teltran shall each pay their own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, irrespective of whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing, the Acquired Company may not incur more than $15,000 of expense to be paid by Teltran out of the initial cash payment for its Acquired Company Shares.

 12.2 Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of the Shareholders or Teltran pursuant hereto, or in connection with the transactions contemplated hereby shall be deemed representations, warranties and covenants by the Shareholders or Teltran, as the case may be, hereunder. All representations, warranties, and covenants made by the Shareholders or Teltran in this Agreement, or pursuant hereto, shall survive the Closing, but shall terminate two years from the Closing Date,

 12.3 Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. Except as expressly set forth in this Section, there shall be no third party beneficiaries of this Agreement.

          The provisions of this Section shall not apply to the acquisition of the Acquired Company by a wholly owned subsidiary corporation of Teltran. Without limiting the generality of the preceding sentence, references to Teltran herein shall be deemed to include references to the Subsidiary.

 12.4 Accuracy of Documents. All documents delivered by the Acquired Company Shareholder to Teltran, and by Teltran to the Acquired Company, as photocopies faithfully reproduce the originals thereof, and such originals are authentic and were, to the extent execution was required, duly executed.

 12.5 Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) or with respect of notices from the United States sent by the United States Postal Service, registered or certified mail, return receipt requested, (iii) or with respect to notices from United Kingdom sent by recorded delivery or (iv) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section):

                  (a)      Teltran International Group, Inc.
                           One Penn Plaza, Suite 3632
                           New York, New York 10119

                           With a copy to:

                           Parker Duryee Rosoff & Haft
                           529 Fifth Avenue
                           New York, New York 10017
                           Attn: Michael DiGiovanna, Esq.
                           Fax No.: (212) 972-9487

                  (b)      (i)      To Shareholder Representative

                                    Nicholas Le Seelleur

                                    At address set forth on the signature page

                           (ii)     To Shareholder (if required)

                           At the address set forth below this name on the signature page.

                           With a copy to:

                           Hewitson Becke + Shaw Solicitors
                           Attn: Mr. James Lawrence
                           Shakespeare House, 42 Newmarket Road
                           Cambridge, CB5 8EP

          All such notices shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of
          (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth business day following the date deposited with the United States Postal Service, or (iii) the next business day after shipment by such courier service.

 12.6 Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York (US) without giving effect to the principles of conflicts of law thereof.

 12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

 12.8 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

 12.9 Entire Agreement. This Agreement, including any exhibits and Disclosure Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof, and cannot be amended, waived or changed except in writing, signed by the party to be bound thereby.


 12.10 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

 12.11 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date hereof

                                        TELTRAN INTERNATIONAL GROUP, LTD.


                                        By: /s/ James Tubbs
                                           ----------------------------------


                                        INTERNET PROTOCOLS LIMITED

                                        By: /s/ David Scanlan
                                           ----------------------------------




Investors - Signature & Address         Acquired Company     Initial Shares
                                        Shares
                                        36,675               543,360
Name:         /s/ Roger Pellew
      --------------------------------

Name:    ROGER PELLEW
Address: The Manor House
         Coltishall
         Norfolk NR12 7DU

Signed by: /s/ David Scanlan            15,000               222,233
          ------------------------------

Name:    VESEN HOLDINGS LIMITED
Address: Suite 4, 10th Floor
         International Commercial Center
         2a Main Street
         Gibraltar


Signed by: /s/ David Scanlan            10,950               162,230
          ------------------------------

 Name:         DAVID SCANLAN
 Address:      2 Thornhill Road
               Barnham
               Ipswich
               Suffolk IP6 0BJ


Signed by: /s/ Nicholas le Seelleur      9,125               135,192
          ------------------------------

Name:         NICHOLAS LE SEELLEUR
Address:      2 Stafford Terrace
              London W8 7BH


Signed by: /s/ Nicholas le Seelleur      9,125               135,192
          ------------------------------

Name:          SOL ALAN SAAD
Address:       Five Oaks
               12 Eaton Park Road
               Cobham
               Surrey KTII 2JH


Signed by: /s/  Roger Pellew             5,000                74,078
          ------------------------------

Name:        MILLER BRAZIL MARKETING
             CONSULTANTS LIMITED
Address:     Acre House
             11 - 15 William Road
             London NW1 3ER

Signed by: /s/ Nicholas le Seelleur      4,562.5              67,596
          ------------------------------

 Name:        JAMES MUSCHETTE
 Address:     15 Park Lane
              Hornchurch
              Essex RMII 1BB


Signed by: /s/ Nicholas le Seelleur      4,562.5              67,596
          ------------------------------

 Name:        BARCLAY BRYDON LIMITED
 Address:     Enterprise House
              15 Whitworth Street
              Manchester MI 5WG


Signed by: /s/ David Scanlan             3,000                44,447
          ------------------------------

Name:         THE NUMBER PORTABILITY
              COMPANY LIMITED
Address:      20 Princes Street
              Ipswich
              Suffolk IPI 1QT


Signed by: /s/ David Scanlan             1,000                14,816
          ------------------------------

 Name:        JANET PHILOMENA MURPHY
 Address:     3 Kenton Close
              Merseyside L37 7EA


Signed by: /s/ David Scanlan             1,000                14,816
          ------------------------------

 Name:        LEAH VALJALO
 Address:     33 Lynden Road
              Boothstown
              Worsley
              Manchester M28 1JW